QUALITY DISTRIBUTION SETTLES SIGNIFICANT LITIGATION

TAMPA, FL, January 18, 2005—Quality Distribution, Inc. (NASDAQ: QLTY) announced today that it has signed Memoranda of Understanding to settle two shareholder class action lawsuits and a shareholder derivative demand stemming from the Company’s disclosure of irregularities at Power Purchasing, Inc. (“PPI”), a non-core subsidiary, on February 2, 2004.

“We are grateful to have this litigation behind us,” said Thomas L. Finkbiner, President and Chief Executive Officer. “This allows us to continue to focus on growing and strengthening our business and building value for our shareholders.”

The two previously-disclosed class action lawsuits, Meigs v. Quality Distribution, Inc., et al., pending in the United States District Court for the Middle District of Florida, Tampa Division (the “Federal Action”), and Steamfitters Local 449 Pension & Retirement Security Funds v. Quality Distribution, Inc., et al., pending in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida (the “State Action”), were each filed on behalf of a putative class of shareholders who allegedly purchased the Company’s common stock traceable to its November 6, 2003 initial public offering.

In exchange for broad releases from all claims that were or could have been asserted by shareholders in respect of QDI shares, and to eliminate the burden and expense of further litigation, the Company and its primary directors’ and officers’ liability insurer, on behalf of all defendants, have agreed to pay the class $8,150,000, of which $5,875,000 would be paid directly by the insurer and the balance of $2,275,000 would be paid by the Company. The Company has also agreed to pay the State Action Plaintiffs’ attorneys’ fees and expenses in an amount not to exceed $600,000. The Company will record a pre-tax charge of $2.875 million in the fourth quarter for these settlements.

The settlements are contingent on several factors, including approval by both the state and federal courts. No aspect of the settlements constitutes an admission or finding of wrongful conduct, acts or omissions.

In addition, the Company announced the settlement of three lawsuits arising out of its orange juice business, which terminated in 2004. The previously-disclosed lawsuits relating to the venture are: (i) Quality Food Grade Carriers, Inc., et al. v. Quality Carriers, Inc., et al., Case No. 04-4515-B, Circuit Court, Hillsborough County, Florida (“Hillsborough I”); (ii) Quality Food Grade Carriers, Inc., et al. v. Leon Black, et al., Case No. 04-9491-A, Circuit Court, Hillsborough County, Florida (“Hillsborough II”); (iii) Quality Food Grade Carriers, Inc., et al. v. Tropicana Products, Inc., et al., Case No. 53-2004CA-004215, Circuit Court, Polk County, Florida (“Polk County”); and (iv) Quality Distribution, Inc. and Quality Carriers, Inc. v. Stephen Douglas Vaughan, Quality Food Grade Carriers, Inc., and Quality Fuel Control, Inc., Adversary Proceeding No. 04-0687, filed by the Company and Quality Carriers, Inc. (“QCI”), the Company’s wholly owned subsidiary, in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (“Adversary Proceeding”). Under the settlement:

1.	The plaintiffs, Quality Food Grade Carriers, Inc. (“QFGC”) and Quality Fuel Control, Inc. (“QFC”), have dismissed Polk County with prejudice as to all defendants, and the Company will not seek sanctions against plaintiffs and their attorney on the Company’s motion for sanctions pursuant to section 57.105, Florida Statutes;

2.	The plaintiffs, QFGC and QFC, have dismissed Hillsborough II with prejudice as to all defendants, and the Company will not seek sanctions against plaintiffs and their attorney on the Company’s motion for sanctions pursuant to section 57.105, Florida Statutes;

3.	QFGC, QFC and Stephen Douglas Vaughan (“Vaughan”) have consented to entry of final judgment in favor of the Company and QCI in the Adversary Proceeding converting the existing temporary injunction against QFGC, QFC and Vaughan into a permanent injunction, and the Company will dismiss the remaining counts of the Complaint in the Adversary Proceeding without prejudice.

The remaining lawsuit, Hillsborough I, is limited to a single claim by QFC against QCI alleging that QCI breached a contract with QFC. The Company believes this claim to be without merit, will defend the suit vigorously and will press certain counterclaims.

Headquartered in Tampa, Florida, Quality Distribution operates approximately 3,500 tractors and 8,250 trailers through Quality Carriers, Inc., and TransPlastics, a division of Quality Carriers. The Company also provides other bulk transportation services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care Partner and is a core carrier for many of the Fortune 500 companies who are engaged in chemical production and processing.

Contact:	Thomas L. Finkbiner
President and Chief Executive Officer
800-282-2031, ext. 7361

Forward-Looking Safe Harbor Statement

This news release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected in the forward-looking statements. Without limitation, these risks and uncertainties include, with respect to PPI, the non-approval of the settlement by the federal court and/or state court, the insurance carrier’s failure to pay the agreed amount and the settlement’s termination before execution of a binding settlement agreement. Readers are urged to review carefully and consider the various disclosures made by the Company in this news release and other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statements as a result of developments occurring after the date of this news release.